Exhibit 10.1
Modification #3 to the
Thiokol Long Term Pricing Agreement
Whereas, the parties entered into a “Thiokol Long Term Pricing Agreement” dated December 12. 1997 and modified on two subsequent occasions (Sept 30, 2000. and Jan 30, 2001); (hereinafter “Thiokol LTA”);
Whereas, the parties desire to modify/add certain provisions to the Thiokol LTA;
Now therefore, the parties agree as follows:
1.	Exhibit B to this Modification establishes pricing for lower quantities and adds pricing for years 2009 through 2013. For years 2006 and beyond, the prices in Exhibit B replace the prices in Exhibit A of the original agreement. References to Exhibit A for years 2006 and on will now be references to Exhibit B. Also, for years 2006 and beyond, the prices in Exhibit A for volumes exceeding 20,000,000 pounds shall no longer be applicable. Effective beginning in 2009, upon expiration of the Alliant Agreement, all ATK purchases shall be placed under this Agreement. In the event volumes exceed 20,000,000 pounds per year, the parties shall negotiate mutually acceptable pricing that shall not exceed the prices per pound established in Exhibit B for 19,000,001 — 20,000,000 pounds.

2.	D5 program AP prices for 2006 and on are now established in the Note shown on Exhibit B.

3.	[THIS MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY]

4.	AMPAC agrees to maintain ready and qualified capacity to the current level of safety and performance; maintain qualified status and programmatic support on all DoD and NASA Programs; and maintain the current capability to produce the entire range of AP products using the current qualified manufacturing process. Both production lines (trains) at AMPAC shall be maintained in this ready and qualified condition and production shall utilize both lines in order to prevent cross contamination with other products.

5.	The parties agree to extend the period of performance of the Reclaimed Ammonium Perchlorate Sales/Purchase Agreement dated January 30, 2001 (as amended) through September 30, 2013. In the event the AMPAC’s market for the resale of Reclaimed AP substantially degrades compared to the current market, the parties agree to enter into good faith negotiations to restructure AMPAC’s obligations for purchase of Reclaimed AP such that AMPAC will not be put in a position where AMPAC is required to: (1) sell Reclaimed AP at a lower value than it pays Thiokol for the material, or (2) dispose of Reclaimed AP due to the inability to sell the material. Pending any restructure of the agreement for Reclaimed AP, the obligations of both parties under the agreement, as extended above, will continue.
6.	In the event industry volumes fan below [THIS AMOUNT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY] pounds and ATK’s customers require ATK to purchase from another source or if ATK becomes non-competitive in the market due to high AP pricing compared to another source of AP, then ATK shall not be required to purchase all of its volume from AMPAC. Prior to ATK purchasing from another source, ATK and AMPAC shall work together in good faith in an attempt to establish pricing that is acceptable to ATK’s customers or pricing that enables ATK to be competitive.

7.	In Paragraph 9 (Term and Termination of Agreement), the following provisions are added to address termination of the Thiokol agreement:
a.	Unless extended by mutual consent, this Agreement shall remain in effect through GFY2013, unless earlier terminated by one of the following circumstances:
i.	One of the parties petitions for bankruptcy or reorganization under bankruptcy laws, or makes an assignment for the benefit of creditors. Termination is at the election of the other party.

ii.	One of the parties becomes physically incapable of performing or is ineligible to perform its obligations under the contract due to circumstances such as debarment, suspension, or other legal action. Termination is at the ejection of the other party.
8.	ATK shall pay [THIS MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY] for the right to have AP stored at the AMPAC facility at no additional cost. This applies to all ATK purchases under the Thiokol Agreement and the Alliant Agreement.

9.	Effective with the date of this agreement the Provision 8. Disputes shall be replaced with the following:

DISPUTES

With the exception of the AMPAC Historical Environmental Remediation Claim which is addressed in paragraph 10 below, any c1aim, controversy or dispute arising out of or relating to this Agreement which is not disposed of by mutual agreement shall be submitted to mediation by a mutually agreeable mediator. Senior level executives for both parties must participate in the mediation and exert good faith effort to settle the dispute. If good faith efforts to mediate do not result in a settlement, the dispute shall be decided by binding arbitration conducted under the rules of the American Arbitration Association. Pending final resolution of any claim, controversy or dispute, the parties will diligently proceed with performance of this Agreement.

10.	Both parties agree to waive any and all existing claims or REAs related to the Thiokol LTA agreement except for Items a. and b. as identified below.
a.	This does not include: a waiver of amounts owed to the other party resulting from differences in interim versus final billings.

b.	AMPAC Historical Environmental Remediation Costs:
(1) To the extent a claim for Historical Environmental Remediation cost is deemed reasonable by ATK and authorized under its prime contract, ATK agrees to provide AMPAC’s claim to its customer under the prime contract disputes process, provided:
(a) AMPAC’s claim has a reasonable basis both as to entitlement and amount in accordance with the terms of ATK’ s contract with AMPAC and does not exceed ATK’s properly allocable share of [THIS AMOUNT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY] for the historical remediation cost applicable to all customers. This not-to-exceed value may be increased by [THIS AMOUNT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY] if AMPAC determines after a review of its data that certain historical environmental costs have been omitted from the original calculation;
( b ) AMPAC reimburses ATK monthly for all expenses associated with ATK’s involvement with the claim;
( c ) AMPAC waives all rights and actions against ATK in connection with the claim and agrees to be bound by whatever outcome is obtained through the prime contract disputes process;
( d ) ATK controls all customer interfaces in connection with the claim;
( e ) AMPAC agrees to keep ATK apprized of all litigation strategy and tactics including settlement, appeal or alternative dispute resolution.
(2). ATK agrees to provide whatever amount of recovery is received from its prime contractor for AMPAC’s cost provided ATK has been fully reimbursed for its expenses involved in asserting and supporting AMPAC’s claim.
(3). Should ATK deem AMPAC’s claim to be unreasonable, AMPAC shall have the right to submit the claim to a mutually agreeable 3rd party expert for a formal written evaluation. ATK shall give full and fair consideration to the 3rd party expert report in its re-consideration of reasonableness.

ATK THIOKOL	AMPAC

Date: 4/5/06	Date: 4/5/06

EXHIBIT B
THIS MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY